Exhibit 10.3

207 N Goode Ave Ste 500
Glendale, California 92103
Phone 626 304-2000
Fax 626 792-7312

March 1, 2022

Deon Stander
[Address]
[Address]

Dear Deon,

I am very pleased to offer you the position of President and Chief Operating Officer reporting directly to me. This will be effective March 1, 2022.

Specific details of our job offer are as follows:

Your annualized rate of pay will be $700,000 paid semi-monthly. Your next salary review will be April 1, 2023. Subsequent salary reviews will be conducted on April 1st of each year, or on another date designated by the Company for a given year.

Bonus: You will continue to be eligible to be considered under Avery Dennison’s annual incentive plan (“AIP”) and will participate at a 75% of base salary opportunity level, with a linkage code of CRP01 - Corporate Worldwide, effective January 1, 2022, subject to applicable withholdings. The Annual Incentive Plan (AIP), including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law or, if permissible under the law, at the discretion of the Company.

Long-Term Incentive (LTI): Under the Company’s executive incentive compensation program, you will continue to be eligible to be considered for an annualized long-term incentive award with a value opportunity equivalent to approximately 300% of your base salary effective with the 2022 grant. This long-term incentive award can be delivered to you in equity and/or cash. The long term incentive program, including eligibility criteria, may be amended, suspended or terminated at any time, with or without notice, in accordance with applicable law and the applicable plan terms.

You will be awarded a one-time Restricted Stock Units (RSU) grant with a value of $1,500,000. This award will be granted on March 1,2022. The award will be converted to Restricted Stock Units based on the fair market value (FMV) as of the day of the grant and will vest 100% on the third anniversary of the grant, subject to your continued employment with the Company.

You will continue to receive an annual executive benefit allowance in the amount $65,000 which will be paid in semi-monthly installments with your normal payroll run.

Congratulations on your new role. If you have any questions, please let me know.

Please sign and date this offer letter below and return it to LeeAnn Prussak in Corporate Human Resources.

Sincerely,

Exhibit 10.3

/s/ Mitch Butier

Mitch Butier
Chairman and CEO

cc: Deena Baker-Nel

Accepted by: Deon Stander

Date: March 1, 2022